Exhibit 99.1

FuelCell Energy Reports Second Fiscal Quarter 2026 Results;

Advances Data Center Power Strategy

DANBURY, Conn., June 8, 2026 (GLOBE NEWSWIRE) — FuelCell Energy, Inc. (“FuelCell Energy” or the “Company”) (NASDAQ: FCEL) today reported financial results for its second quarter ended April 30, 2026.

Second Fiscal Quarter 2026 Operational and Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Backlog of $1.14 billion as of April 30, 2026, compared to $1.26 billion as of April 30, 2025, a decrease of approximately 9.9%
●	Sales pipeline[1] in Q2 2026 totals 4 gigawatts (“GW”), a 267% increase from Q1 2026
●	Advanced expansion of Torrington, CT manufacturing capacity
●	First two carbon capture modules en route to Rotterdam, The Netherlands in advancement of carbon capture collaboration with ExxonMobil Technology and Engineering Company
●	Revenue of $35.6 million, compared to $37.4 million, a decrease of approximately 5%
●	Gross loss of $(12.9) million, compared to $(9.4) million, an increase of approximately 37%
●	Loss from operations of $(77.9) million, compared with $(35.8) million, an increase of approximately 118%
●	Net loss per share attributable to common stockholders was $(1.45), compared with $(1.79)

“This past quarter reflected strong commercial momentum and disciplined operational execution across the business, including continued progress on our data center strategy,” said Jason Few, President and CEO of FuelCell Energy. “Our carbonate fuel cell platform was designed from inception as a megawatt-scale distributed generation solution and has been proven through more than two decades of commercial operations. Unlike architectures that aggregate numerous sub-scale units to achieve meaningful output, FuelCell Energy deploys utility-scale energy blocks capable of bringing resilient, continuous power directly to the customer. In effect, we are focused on extending the grid to the data center, enabling customers to accelerate time-to-power, reducing dependence on constrained transmission infrastructure, removing permitting friction, and supporting the growing energy demands of AI-driven compute environments with proven, scalable technology.”

“This past quarter also reflected progress toward expanding the capacity of our Torrington manufacturing facility to support an annualized production rate of up to 500 MW. We believe our balance sheet, including approximately $441 million in total cash and cash equivalents as of April 30, 2026, positions us well to execute on the pipeline opportunities, scale responsibly, and create long-term value for our shareholders and stakeholders.”

Business Updates

During the second quarter, FuelCell Energy announced the introduction of a standardized 12.5 MW FuelCell Energy Block, with the goal of shortening time-to-power for AI and data center developers and enabling rapid deployment of power solutions to grid-constrained markets. The off-the-shelf, standardized, and scalable 12.5 MW on-site power system is designed to address grid bottlenecks directly, with the goal of enabling large data center projects to move forward faster in power-constrained markets.

Similar to the standardized generation capacity increases utilities plan and execute over years, the 12.5 MW FuelCell Energy Block will apply a similar approach to on-site data center power, but on shorter timelines, reducing

1 Pipeline consists of ongoing commercial discussions that range from solutions discussion through contract negotiation and does not represent signed agreements. There can be no assurance that these discussions will result in executed contracts or actual sales.

repeated engineering and integration as projects scale, and eliminating the need for high voltage transmission and other costly infrastructure associated with grid connection.

To address increased product demand from the Company’s growing commercial pipeline and interest in the 12.5 MW Energy Block, the Company has begun work on the previously announced expansion of its Torrington, CT manufacturing facility. In light of increased demand, the previously contemplated capacity expansion to support an annualized production rate of up to 350 MW has been increased, with the target of supporting an annualized production rate of up to 500 MW. The Company estimates that total cost of the expansion will range from $200 to $275 million. The expansion project is expected to be executed over the next twenty four months. As of May 31, 2026, work had begun on installation of a new high-volume tape caster, and a new conditioning room had been commissioned.

Backlog

	As of April 30,
(Amounts in thousands)	2026	2025	Change
Product	$ 36,115	$ 98,184	$ (62,069)
Service	155,350	164,417	(9,067)
Generation	928,482	967,388	(38,906)
Advanced Technologies	15,440	29,608	(14,168)
Total Backlog	$ 1,135,387	$ 1,259,597	$ (124,210)

Overall, backlog decreased by approximately 9.9% to $1.14 billion as of April 30, 2026, compared to $1.26 billion as of April 30, 2025, primarily as a result of revenue recognized over the period from April 30, 2025 through April 30, 2026, partially offset by new contract backlog.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) are included in generation backlog, which represents future revenue under long-term PPAs. The Company’s ability to recognize revenue in the future under a PPA is subject to the Company’s completion of construction of the project covered by such PPA. Should the Company not complete the construction of the project covered by a PPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment expenses related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 15 years as of April 30, 2026, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Consolidated Financial Metrics

	Three Months Ended April 30,
(Amounts in thousands, except per share data)	2026	2025	Change
Total revenues	$35,589	$37,406	(5%)
Gross loss	(12,929)	(9,438)	37%
Loss from operations	(77,913)	(35,810)	118%
Net loss	(77,629)	(37,749)	106%
Net loss attributable to common stockholders	(78,707)	(38,849)	103%
Net loss per basic and diluted share attributable to common stockholders (1)	$ (1.45)	$ (1.79)	(19%)

EBITDA *	$ (67,071)	$ (24,920)	169%
Adjusted EBITDA *	$ (17,056)	$ (19,310)	(12%)
Adjusted net loss per basic and diluted share attributable to common stockholders *	$ (0.53)	$ (1.53)	(65%)

* Reconciliations of non-GAAP measures EBITDA, Adjusted EBITDA and Adjusted net loss per basic and diluted share attributable to common stockholders are contained in the appendix to this press release.

Second Fiscal Quarter 2026 Financial Results

(All comparisons are between second quarter of fiscal 2026 and second quarter of fiscal 2025 unless otherwise noted)

Second quarter revenue of $35.6 million represents a decrease of 5% from the comparable prior year quarter. This was driven by a decline in service revenue due to the lack of modules exchanges in the quarter and lower generation revenue due to lower operating output (in large part due to the fact that the Groton Project was undergoing repairs during the quarter), partially offset by higher product revenues recognized in connection with module deliveries to customers in Korea and higher Advanced Technologies revenues. (The Groton Project is the 7.4 MW fuel cell project located on the U.S. Navy Submarine Base in Groton, CT.)

Net loss was $(77.6) million in the second quarter of fiscal 2026, compared to net loss of $(37.7) million in the second quarter of fiscal 2025. Higher net loss in the period was primarily driven by impairment expenses related to the Company’s decision to upgrade the equipment at the Groton Project to utilize three of the Company’s standard 2.5 MW FCE Blocks.

Net loss attributable to common stockholders was $(78.7) million in the second quarter of fiscal 2026, compared to net loss attributable to common stockholders of $(38.8) million in the second quarter of fiscal 2025. The increase in net loss attributable to common stockholders was primarily due to the increase in loss from operations for the three months ended April 30, 2026.

Adjusted EBITDA totaled $(17.1) million in the second quarter of fiscal 2026, compared to Adjusted EBITDA of $(19.3) million in the second quarter of fiscal 2025. The improvement in Adjusted EBITDA reflects lower cash operating costs than in the prior period. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the second quarter of fiscal 2026 was $(1.45), compared to $(1.79) in the second quarter of fiscal 2025. The decrease in net loss per share attributable to common stockholders is primarily due to the higher number of weighted average shares outstanding due to share issuances since April 30, 2025.

Cash and Restricted Cash

Cash and cash equivalents and restricted cash and cash equivalents totaled $440.9 million as of April 30, 2026, compared to $341.8 million as of October 31, 2025. Of the $440.9 million as of April 30, 2026, unrestricted cash and cash equivalents totaled $373.2 million and restricted cash and cash equivalents totaled $67.7 million. Of the $341.8 million total as of October 31, 2025, unrestricted cash and cash equivalents totaled $278.1 million and restricted cash and cash equivalents totaled $63.7 million.

Sales of Common Stock

During the three months ended April 30, 2026, approximately 10.9 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement, as amended, at an average sale price of $9.45 per share, resulting in gross proceeds of approximately $102.6 million and net proceeds to the Company of approximately $100.4 million after deducting sales commissions and fees totaling approximately $2.2 million.

Subsequent to the end of the quarter, approximately 4.1 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement, as amended, at an average sale price of $13.31 per share, resulting in gross proceeds of approximately $54.0 million and net proceeds to the Company of approximately $52.9 million after deducting sales commissions and fees totaling approximately $1.1 million.

Following these sales, approximately $0.5 million of shares remained available for sale under the Open Market Sale Agreement, as amended.

For further information, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2026, which includes the Company’s unaudited interim consolidated financial statements, related notes thereto and management’s discussion and analysis, and is available on the Company's website at www.fuelcellenergy.com and under its profile at www.sec.gov.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss second quarter 2026 results as well as key business highlights. Participants can access the live call via webcast on the Company’s website or by telephone as follows:

(1)	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the June 8th earnings call event, or click here.
●	Alternatively, participants can dial 888-330-3181 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the Company’s business plans and strategies, the Company’s plan to reduce operating costs, the capabilities of the Company’s products, the Company’s potential sales pipeline, opportunities, and partners, and the markets in which the Company expects to operate. Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties, known and unknown, that could cause actual results and future events to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations; our ability to maintain compliance with the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the  ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; delays in our timeline for bringing commercially viable products to market; our ability to develop additional commercially viable products in the future; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; and our ability to reduce operating costs, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (Nasdaq: FCEL) is an American clean energy technology company delivering continuous, scalable baseload power for mission-critical applications globally. The company’s fuel cell systems generate electricity directly at the point of use, enabling reliable, low-emissions power for data centers, industrial facilities, utilities, and distributed generation customers. FuelCell Energy delivers commercially proven, modular, utility-scale systems—backed by global fuel cell deployments. Learn more at www.fuelcellenergy.com.

Contact

Media Relations:

Kathleen Blomquist
kblomquist@fce.com
203.546.5844

Investor Relations:

ir@fce.com

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	April 30, 2026	October 31, 2025
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$373,167	$278,099
Restricted cash and cash equivalents – short-term	16,577	16,601
Accounts receivable, net	7,684	3,999
Unbilled receivables	43,653	49,008
Inventories	88,449	86,196
Other current assets	14,400	15,907
Total current assets	543,930	449,810

Restricted cash and cash equivalents – long-term	51,108	47,092
Inventories – long-term	-	3,216
Project assets, net	167,512	216,847
Property, plant and equipment, net	95,323	96,436
Operating lease right-of-use assets, net	11,048	11,232
Intangible assets, net	3,242	3,891
Other assets	131,217	103,622
Total assets (1)	$1,003,380	$932,146
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$17,351	$15,847
Current portion of operating lease liabilities	1,003	932
Accounts payable	16,464	17,009
Accrued liabilities	24,123	31,318
Deferred revenue	4,359	2,733
Total current liabilities	63,300	67,839
Long-term deferred revenue	10,362	5,985
Long-term operating lease liabilities	11,799	11,954
Long-term debt and other liabilities	129,550	115,227
Total liabilities (1)	215,011	201,005

Redeemable Series B preferred stock (liquidation preference of $64,020 as of April 30, 2026 and October 31, 2025)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of April 30, 2026 and October 31, 2025; 63,549,362 and 46,075,237 shares issued and outstanding as of April 30, 2026 and October 31, 2025, respectively)	6	5
Additional paid-in capital	2,651,450	2,493,318
Accumulated deficit	(1,930,216)	(1,829,449)
Accumulated other comprehensive loss	(1,810)	(1,695)
Treasury stock, Common, at cost (57,681 and 44,913 shares as of April 30, 2026 and October 31, 2025, respectively)	(1,502)	(1,406)
Deferred compensation	1,502	1,406
Total stockholders’ equity	719,430	662,179
Noncontrolling interests	9,082	9,105
Total equity	728,512	671,284
Total liabilities, redeemable Series B preferred stock and total equity	$1,003,380	$932,146

(1)	As of April 30, 2026 and October 31, 2025, the combined assets of the variable interest entities (“VIEs”) were $293,861 and $325,661, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $2,552, accounts receivable of $696, unbilled accounts receivable of $4,686, operating lease right of use assets of $1,631, other current assets of $175,649, restricted cash and cash equivalents of $826, project assets of $95,460, derivative assets of $1,587 and other assets of $10,774 as of April 30, 2026, and cash of $2,490, accounts receivable of $722, unbilled accounts receivable of $12,865, operating lease right of use assets of $1,643, other current assets of $162,005, restricted cash and cash equivalents of $731, project assets of $141,414, derivative assets of $2,047 and other assets of $1,743 as of October 31, 2025. The combined liabilities of the VIEs as of April 30, 2026 include short-term operating lease liabilities of $207, accounts payable of $170,917, accrued liabilities of $1,379, derivative liabilities of $768, long-term operating lease liability of $2,109 and other non-current liabilities of $362 and, as of October 31, 2025, include short-term operating lease liabilities of $204, accounts payable of $198,736, accrued liabilities of $1,222, derivative liabilities of $21, long-term operating lease liability of $2,123 and other non-current liabilities of $307.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2026	2025
Revenues:
Product	$18,018	$13,027
Service	4,175	8,144
Generation	8,681	12,124
Advanced Technologies	4,715	4,111
Total revenues	35,589	37,406

Costs of revenues:
Product	20,282	16,261
Service	3,489	9,067
Generation	22,055	18,411
Advanced Technologies	2,692	3,105
Total costs of revenues	48,518	46,844

Gross loss	(12,929)	(9,438)

Operating expenses:
Administrative and selling expenses	14,708	16,470
Research and development expenses	7,709	9,896
Impairment expense	42,567	-
Restructuring expense	-	6
Total costs and expenses	64,984	26,372

Loss from operations	(77,913)	(35,810)

Interest expense	(2,859)	(2,548)
Interest income	2,488	1,825
Other income (expense), net	605	(1,132)

Loss before provision for income taxes	(77,679)	(37,665)
Benefit from (provision for) income taxes	50	(84)

Net loss	(77,629)	(37,749)
Net income attributable to noncontrolling interest	278	300
Net loss attributable to FuelCell Energy, Inc.	(77,907)	(38,049)
Series B preferred stock dividends	(800)	(800)

Net loss attributable to common stockholders	$(78,707)	$(38,849)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(1.45)	$(1.79)
Basic and diluted weighted average shares outstanding	54,224,428	21,740,193

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2026	2025
Revenues:
Product	$30,060	$13,099
Service	7,364	9,992
Generation	19,669	23,470
Advanced Technologies	9,027	9,842
Total revenues	66,120	56,403
Costs of revenues:
Product	36,677	19,297
Service	6,311	10,735
Generation	36,147	33,705
Advanced Technologies	5,771	7,308
Total costs of revenues	84,906	71,045
Gross loss	(18,786)	(14,642)
Operating expenses:
Administrative and selling expenses	28,178	31,500
Research and development expenses	14,672	20,977
Impairment expense	42,567	-
Restructuring expense	-	1,542
Total costs and expenses	85,417	54,019
Loss from operations	(104,203)	(68,661)
Interest expense	(5,617)	(5,155)
Interest income	5,015	4,213
Other income (expense), net	1,075	(448)
Loss before provision for income taxes	(103,730)	(70,051)
Benefit from (provision for) income taxes	50	(84)
Net loss	(103,680)	(70,135)
Net loss attributable to noncontrolling interest	(2,913)	(3,760)
Net loss attributable to FuelCell Energy, Inc.	(100,767)	(66,375)
Series B preferred stock dividends	(1,600)	(1,600)
Net loss attributable to common stockholders	$(102,367)	$(67,975)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(2.00)	$(3.22)
Basic and diluted weighted average shares outstanding	51,165,339	21,110,664

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA, Adjusted EBITDA, Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, impairment and restructuring expenses, unrealized non-cash loss (gain) on natural gas contract derivative assets and other unusual items, which are considered either non-cash or non-recurring. Adjusted net loss attributable to common stockholders and Adjusted net loss per share attributable to common stockholders differ from the most comparable GAAP measures, Net loss attributable to common stockholders and Net loss per share attributable to common stockholders, primarily because they do not include stock-based compensation, impairment and restructuring expenses, unrealized non-cash loss (gain) on natural gas contract derivative assets and other unusual items, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended April 30,		Six Months Ended April 30,

(Amounts in thousands)	2026	2025	2026	2025
Net loss	$ (77,629)	$ (37,749)	(103,680)	(70,135)
Depreciation and amortization (1)	10,842	10,890	21,360	20,836
(Benefit from) provision for income taxes	(50)	84	(50)	84
Other (income) expense, net (2)	(605)	1,132	(1,075)	448
Interest income	(2,488)	(1,825)	(5,015)	(4,213)
Interest expense	2,859	2,548	5,617	5,155
EBITDA	$ (67,071)	$ (24,920)	$ (82,843)	$ (47,825)
Stock-based compensation expense	2,628	4,824	5,020	6,966
Unrealized loss (gain) on natural gas contract derivative assets (3)	4,820	780	1,171	(1,066)
Impairment expense (4)	42,567	-	42,567	-
Restructuring expense	-	6	-	1,542
Adjusted EBITDA	$ (17,056)	$ (19,310)	$ (34,086)	$ (40,383)

The following table calculates Adjusted net loss attributable to common stockholders and reconciles that figure to the GAAP financial statement measure Net loss attributable to common stockholders and calculates Adjusted net loss per share attributable to common stockholders.

	Three Months Ended April 30,		Six Months Ended April 30,
(Amounts in thousands except share and per share amounts)	2026	2025	2026	2025
Net loss attributable to common stockholders	$ (78,707)	$ (38,849)	(102,367)	(67,975)
Stock-based compensation expense	2,628	4,824	5,020	6,966
Unrealized loss (gain) on natural gas contract derivative assets (3)	4,820	780	1,171	(1,066)
Impairment expense (4)	42,567	-	42,567	-
Restructuring expense	-	6	-	1,542
Adjusted net loss attributable to common stockholders	$ (28,692)	$ (33,239)	$ (53,610)	$ (60,533)

Net loss per share attributable to common stockholders	$ (1.45)	$ (1.79)	$ (2.00)	$ (3.22)
Adjusted net loss per share attributable to common stockholders	$ (0.53)	$ (1.53)	$ (1.05)	$ (2.87)
Basic and diluted weighted average shares outstanding	54,224,428	21,740,193	51,165,339	21,110,664

(1)	Includes depreciation and amortization on our Generation portfolio of $8.7 million and $8.7 million for the three months ended April 30, 2026 and 2025, respectively, and $17.6 million and $16.7 million for the six months ended April 30, 2026 and 2025, respectively.
(2)	Other income (expense), net includes gains and losses from transactions denominated in foreign currencies, interest rate swap income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded mark-to-market net losses of $4.8 million and $0.8 million for the three months ended April 30, 2026 and 2025, respectively, and mark-to-market net losses (gains) of $1.2 million and $(1.1) million for the six months ended April 30, 2026 and 2025, respectively, related to natural gas purchase contracts as a result of net settling certain natural gas purchases under previous normal purchase normal sale contract designations, which resulted in a change to mark-to-market accounting. These losses and gains are classified as Generation cost of sales.
(4)	The Company recorded a non-cash impairment expense of $42.6 million for the three and six months ended April 30, 2026 related to the Company’s decision to upgrade the equipment at the Groton Project to utilize three of the Company’s standard 2.5 MW FCE Blocks.